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                                                                   EXHIBIT 99a
NEWS RELEASE


CONTACT: HBO & COMPANY         HPR INC.
         INVESTOR RELATIONS    BRIAN CAHILL
         MONIKA BROWN          CHIEF OPERATING OFFICER, CHIEF FINANCIAL OFFICER
         (770) 668-5926        (617) 679-8318
         BETH DALTON           (617) 679-8996
         (770) 393-6587


                 HBOC SIGNS DEFINITIVE AGREEMENT TO ACQUIRE HPR INC.

     ATLANTA, GA and CAMBRIDGE, MA, September 29, 1997 -- HBO & Company (Nasdaq:HBOC) and HPR Inc. (Nasdaq:HPRI) today announced that they have signed a definitive agreement for HBOC to acquire HPRI, a leading provider of clinical information systems for the managed care industry. The acquisition, which is subject to regulatory and HPRI stockholder approval, will be accounted for as a pooling of interests and is anticipated to close during the fourth quarter of 1997. Terms of the acquisition call for HPRI stockholders to receive .6 of a share of HBOC common stock for each share of HPRI common stock.

     HPRI, based in Cambridge, Massachusetts, had revenue for its fiscal year ended June 30, 1997 of $39.1 million and has approximately 200 employees who support over 300 customers. HBOC, an Atlanta based company, had revenue of $895.3 million for the year ended December 31, 1996 and currently has approximately 5,500 employees.

     "HPRI will augment the HBOC product line with additional decision support capabilities for the payer market as well as our provider customers who have assumed risk for their patient population" stated Charles W. McCall, HBOC president and chief executive officer. "The combination of HPRI's and HBOC's clinical content data bases will give our customers a very robust product set, designed to meet the needs of a changing healthcare environment, and better enable them to ensure that patients receive appropriate, high quality care while controlling costs. We also fully intend to continue to provide support for the existing customer base of both companies."

     "HBOC gives HPRI a much larger platform from which HPRI can continue aggressive product innovation and development" said Marcia Radosevich, Ph.D., HPRI chairman, president and chief executive officer. "The merger will benefit customers by enabling the combined company to provide broader product choices to the market, better customer support and increased interoperability of our related products."

     Founded in 1987, HPRI provides clinically-based health care cost containment, provider profiling and other medical information systems for the nation's largest insurance carriers and managed care providers, as well as a growing number of at-risk provider delivery systems.

     HBOC delivers enterprisewide patient care, clinical, financial and strategic management software solutions, as well as networking technologies, electronic data interchange, outsourcing and other services to healthcare organizations throughout the world.


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